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                                                                     EXHIBIT 5.1


(BAKER BOTTS L.L.P. LOGO)                     ONE SHELL PLAZA         AUSTIN
                                              910 LOUISIANA           BAKU
                                              HOUSTON, TEXAS          DALLAS
                                              77002-4995              HOUSTON
                                              713.229.1234            LONDON
                                              FAX 713.229.1522        NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON

September 30, 2003


CenterPoint Energy Houston Electric, LLC
1111 Louisiana Street
Houston, TX 77002

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-4 (Registration No. 333-108766) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offer and sale of $450,000,000 aggregate principal amount of the Company's 5.70% General Mortgage Bonds, Series J2, due 2013, $312,275,000 aggregate principal amount of the Company's 6.95% General Mortgage Bonds, Series K2, due 2033, $200,000,000 aggregate principal amount of the Company's 5.60% General Mortgage Bonds, Series L2, due July 1, 2023, and $300,000,000 aggregate principal amount of the Company's 5.75% General Mortgage Bonds, Series M2, due 2014 (collectively, the "Exchange Bonds") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 5.70% General Mortgage Bonds, Series J, due 2013, 6.95% General Mortgage Bonds, Series K, due 2033, 5.60% General Mortgage Bonds, Series L, due July 1, 2023, and 5.75% General Mortgage Bonds, Series M, due 2014 (collectively, the "Outstanding Bonds"), we are passing upon certain legal matters for the Company in connection with the issuance of the Exchange Bonds. The Exchange Bonds are to be issued under an Indenture dated as of October 10, 2002 between the Company and JPMorgan Chase Bank, as Trustee (the "Indenture"), as amended and supplemented, pursuant to the terms of each series of the Outstanding Bonds as established pursuant to, as applicable, the Tenth Supplemental Indenture dated as of March 18, 2003 between the Borrower and JPMorgan Chase Bank, as Trustee (the "Tenth Supplemental Indenture"), the Eleventh Supplemental Indenture dated as of May 23, 2003 between the Borrower and JPMorgan Chase Bank, as Trustee (the "Eleventh Supplemental Indenture"), and the Twelfth Supplemental Indenture, dated as of September 9, 2003 between the Borrower and JPMorgan Chase Bank, as Trustee (the "Twelfth Supplemental Indenture," and each of the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, a "Supplemental Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

                  In our capacity as counsel to the Company in connection with the matters referred to above, we have examined the Articles of Conversion of Reliant Energy, Incorporated, the Articles of Organization of the Company and the Limited Liability Company Regulations of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of the Indenture, of each Supplemental Indenture, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis


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(BAKER BOTTS L.L.P. LOGO)
CenterPoint Energy Houston Electric, LLC    2                 September 30, 2003


for the opinions hereinafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We have also assumed that prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended.

                  Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Exchange Bonds, when duly executed, authenticated and delivered in accordance with the provisions of the Indenture and the applicable Supplemental Indenture and issued in exchange for the Outstanding Bonds tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

                  The opinions set forth above are limited in all respects to matters of the laws of the State of Texas, applicable federal law and the contract laws of the State of New York, each as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                          Very truly yours,


                                          /s/ Baker Botts L.L.P.
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TST/EKC